Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

To Affimed N.V. (the “Issuer”) Im Neuenheimer Feld 582 0 D-69120 HEIDELBERG Germany	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 18 April 2022 Our ref. M36283142/1/20728140/SV	Gaby Smeenk E gaby.smeenk@debrauw.com T +31 20 577 1446 F +31 20 577 1775

Dear Sir/Madam,

Registration with the U.S. Securities and Exchange Commission of

22,500,000 Common Shares in the capital of the Issuer

1	INTRODUCTION

De Brauw Blackstone Westbroek N.V. (“De Brauw”, “we”, “us” and “our”, as applicable) acts as Dutch legal adviser to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in the Annex (Definitions).

2	DUTCH LAW

This opinion (including all terms used in it) is to be construed in accordance with Dutch law. It is limited to Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in effect on the date of this opinion and accordingly, we do not express any opinion on other matters such as (i) matters of fact, (ii) the commercial and non-legal aspects of the transaction pursuant to the Underwriting Agreement, and (iii) the correctness of any representation or warranty included in the Underwriting Agreement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.

Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

3	SCOPE OF INQUIRY

We have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of the Registration Statement.

(b)	A copy of:

(i)	(A) the Issuer’s deed of incorporation, (B) the Deed of Conversion, and (C) the Articles of Association, each as provided by the Chamber of Commerce (Kamer van Koophandel);

(ii)	the Board Regulations;

(iii)	the Trade Register Extract; and

(iv)	the Shareholders’ Register.

(c)	A copy of each Corporate Resolution.

(d)	A copy of the Deed of Issue of Underwritten Shares.

In addition, we have examined such documents, and performed such other investigations, as we considered necessary for the purpose of this opinion. Our examination has been limited to the text of the documents.

4	ASSUMPTIONS

We have made the following assumptions:

(a)	The Trade Register Extract remains up to date.

(b)

(i)	Each copy document conforms to the original and each original is genuine and complete.

(ii)	Each signature is the genuine signature of the individual concerned.

(iii)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

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(c)

(i)	Each party other than the Issuer has validly entered into the Deed of Issue of Underwritten Shares.

(ii)

The Power of Attorney remains in force without modification and no rule of law (other than Dutch law) which under the 1978 Hague Convention on the Law applicable to Agency applies or may be applied to the existence and extent of the authority of any person authorised to sign the Deed of Issue of Underwritten Shares on behalf of the Issuer under the Power of Attorney, adversely affects the existence and extent of that authority as expressed in the Power of Attorney.

(d)	As at the date of each Corporate Resolution, the relevant Board Regulations were in force.

(e)	Each Corporate Resolution and the Deed of Issue of Underwritten Shares remains in force without modification.

(f)	Each Corporate Resolution complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

(g)

At the time of the Issue of the Registration Shares the difference between (i) the number of Common Shares included in the Issuer’s authorised share capital, minus (ii) the number of outstanding Common Shares, minus (iii) the number of any outstanding rights to acquire Common Shares, was sufficient to allow for the issue.

(h)	The Registration Shares will have been accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

(i)	The nominal amount of the Registration Shares and any agreed premium will have been validly paid (in accordance with the Deed of Issue of Underwritten Shares and the Underwriting Agreement).

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5	OPINION

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6, we are of the following opinion:

(a)	The Registration Shares have been validly issued and are fully paid and nonassessable[1].

6	QUALIFICATIONS

This opinion is subject to the following qualifications:

(a)

This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or Preventive Restructuring Processes, (b) rules relating to foreign (i) insolvency proceedings (including foreign Insolvency Proceedings), (ii) arrangement or compromise of obligations or (iii) preventive restructuring frameworks, (c) any other collective judicial or administrative proceeding in any jurisdiction pursuant to a law relating to insolvency, (d) other rules regulating conflicts between rights of creditors, or (e) intervention and other measures in relation to financial enterprises or their affiliated entities.

(b)

(i)

An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(ii)	A confirmation from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

7	RELIANCE

(a)

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and by purchasers of the Registration Shares for the purpose of their acquisition of the Registration Shares and not by any other persons or for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

[1]

In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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(b)	Each person accepting this opinion agrees, in so accepting, that:

(i)	only De Brauw (and not any other person) will have any liability in connection with this opinion;

(ii)

De Brauw’s liability in connection with this opinion is limited to the amount that is paid out in the specific case under De Brauw’s professional liability insurance, increased by the applicable deductible (eigen risico);

(iii)

the agreements in this paragraph 7(b) and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion; and

(iv)	this opinion (including the agreements in this paragraph 7(b)) does not make any person, other than the Issuer, a client of De Brauw.

(c)	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion under the heading “Legal Matters” in the prospectus and the prospectus supplement as included in the Registration Statement.

The previous sentence is no admittance from us that we are in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

/s/ Gaby Smeenk
Gaby Smeenk

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Annex – Definitions

In this opinion:

“Articles of Association” means the Issuer’s articles of association as included in the deed of amendment dated 4 August 2020 and in force on the date of this opinion.

“Board Regulations” means each of:

(a)	the Issuer’s rules governing its management board (raad van bestuur), dated 17 September 2014; and

(b)	the Issuer’s rules governing its supervisory board (raad van commisssarissen), dated 15 December 2020.

“Common Shares” means the common shares (gewone aandelen), nominal value EUR 0.01 each, in the Issuer’s share capital.

“Corporate Resolutions” means each of:

(a)

as evidenced by a declaration dated 25 June 2019 of the chairman of the Issuer’s general meeting held on 25 June 2019, the resolutions adopted at such meeting to authorise the Issuer’s management board, for a period of five years and subject to the approval of the Issuer’s supervisory board, to:

(i)

issue Common Shares and/or grant rights to subscribe for Common Shares, up to the maximum number of Common Shares that can be issued under the authorised share capital of the Issuer as per the date of adoption of such resolution; and

(ii)	restrict or exclude the pre-emption rights (voorkeursrechten) in respect thereof;

(b)

a written resolution of the Issuer’s management board dated 12 April 2022, including a resolution to enter into the Deed of Issue of Underwritten Shares and including a power of attorney granted by the Issuer to each of (i) Adi Hoess, (ii) Wolfgang Fischer, (iii) Angus Smith, (iv) Arndt Schottelius, (v) Andreas Harstrick and (vi) Denise Mueller (the “Power of Attorney”);

(c)	a written resolution of the Issuer’s supervisory board dated 12 April 2022, to approve the management board resolution referred to in paragraph (b) above;

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(d)	a written resolution of the Issuer’s management board dated 18 April 2022, including resolutions to:

(i)	issue 22,500,000 Common Shares (the “Registration Shares”) to Cede & Co for a price of USD 4.00 per Registration Share; and

(ii)	exclude all pre-emption rights in respect thereof; and

(e)	a written resolution of the Issuer’s supervisory board dated 18 April 2022, to approve the management board resolution referred to in paragraph (d) above.

“De Brauw” means De Brauw Blackstone Westbroek N.V., and “we”, “us” and “our” are to be construed accordingly.

“Deed of Conversion” means the deed of conversion and amendment of the articles of association of the Issuer (akte van omzetting en statutenwijziging Affimed Therapeutics B.V. (na omzetting en statutenwijziging genaamd: Affimed N.V.)) dated 17 September 2014 providing for the conversion of the Issuer into a limited liability company and amendment of its articles of association.

“Deed of Issue of Underwritten Shares” means the deed of issue of underwritten shares dated 18 April 2022 providing for the issue of the Registration Shares.

“Dutch law” means the law directly applicable in the Netherlands.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Issuer” means Affimed N.V., with seat in Amsterdam, Trade Register number 60673389.

“Power of Attorney” is defined in the definition of “Corporate Resolutions”.

“Preventive Restructuring Processes” means public and/or undisclosed preventive restructuring processes within the meaning of the Dutch Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord).

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” is defined in the definition of “Corporate Resolutions”.

“Registration Statement” means the Issuer’s Form F-3 (File No. 333-260946) filed with the SEC (excluding any documents incorporated by reference in it and any exhibits to it), as amended, including a base prospectus dated 6 April 2022 as modified by a preliminary prospectus supplement dated 12 April 2022 and a final prospectus supplement dated 14 April 2022.

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders’ Register” means the Issuer’s shareholders register.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a trade register extract relating to the Issuer provided by the Chamber of Commerce and dated 14 April 2022.

“Underwriters” means the underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement dated 12 April 2022 between the Issuer and the Underwriters.

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